EXHIBIT 10.1

SECOND AMENDMENT TO TRADEMARK LICENSE AND SUPPLY AGREEMENT

A Trademark License and Supply Agreement (the “Agreement”) was entered into by and between MISSION PHARMACAL COMPANY (“Mission”) and RETROPHIN, INC. ("Retrophin") on May 28, 2014.

W I T N E S S E T H

WHEREAS, Mission and Retrophin have mutually agreed to amend the services and conditions of service and hereby amend the Agreement accordingly. The Amended Section of the Agreement set forth below shall replace in its entirety the same numbered Section in the Agreement and is incorporated into the Agreement as a binding Section of the Agreement on the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed that the following Section 11 “Payment Procedures” shall be amended to include a new Section 11.4 as follows:

11.4 Medicare and Medicaid Payments. All payments made to Medicare or Medicaid by Mission on behalf of Retrophin related to the sale of Thiola shall be repaid to Mission within thirty (30) days upon Retrophin’s receipt of an invoice unless subject to a Dispute. Such invoices shall include reasonable back up including but not limited to copies of each state issued Medicaid invoice along with a Medicaid summary report, as well as a Medicare Part D reconciled report. Invoices and reasonable backup will be submitted to Retrophin by Mission on a quarterly basis.

This Second Amendment is effective as of September 24th, 2015.

RETROPHIN, INC.		MISSION PHARMACAL COMPANY

By:	/s/ Stephen Aselage	By:	/s/ Thomas J. Dooley
Name: Stephen Aselage		Name: Thomas J. Dooley
Title: Chief Executive Officer		Title: Chief Financial Officer